UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 2008

INTEGRAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Maryland	0-18603	52-1267968
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5000 Philadelphia Way

Lanham, Maryland 20706-4417

(Address of principal executive offices)

(301) 731-4233

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On December 11, 2008, Integral Systems, Inc., a Maryland corporation (the “Company”), issued a press release announcing the Company’s preliminary financial results for the quarter and fiscal year ended September 30, 2008. The preliminary financial results disclosed in the press release are based on unaudited financial information and on preliminary information reviewed by management to date. The preliminary results remain subject to the completion of the Company’s internal review of its financial results and its independent auditors’ completion of their audit of the Company’s financial statements and potential revisions resulting therefrom, some of which may be material. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Item 2.02 and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except if the Company expressly states that such information is to be considered “filed” under the Exchange Act or incorporates it by specific reference in such filing.

Item 4.02(a)	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On December 10, 2008, the Board of Directors of the Company (the “Board”), based on the recommendations of the Audit Committee of the Board and management, concluded that the unaudited financial statements of the Company for the interim periods ended December 31, 2007, March 30, 2008 and June 30, 2008 should no longer be relied upon due to an error in the accounting treatment for certain transactions with respect to the timing of the recognition of revenue between periods due to specific warranty provisions in some of our contracts, accounting for the sale of software licenses and revenue associated with some reimbursable costs on government programs. While these adjustments had an impact on our previously reported 2008 quarterly results of operations, we expect to realize in fiscal year 2009 a majority of the revenue and earnings that are being deferred.

As a result of these adjustments, the Company will be restating its previously filed financial statements for those interim quarterly periods in fiscal year 2008. The Company estimates that the net impact of the adjustments described above for the first three quarters of 2008 results in a decrease of approximately $10 million in revenues, a decrease of approximately $3 million in gross profit, a decrease of approximately $4 million in operating income and a decrease of approximately $0.13 in earnings per share. The preliminary results for the quarter and the fiscal year ended September 30, 2008 set forth in the press release attached hereto as Exhibit 99.1 reflect these adjustments.

The Audit Committee and management have discussed the matters in this Item 4.02(a) of this Current Report on Form 8-K with the Company’s recently appointed independent registered accountants, Ernst & Young LLP, and management has discussed these matters with the Company’s predecessor auditor.

These estimated adjustments are based on unaudited financial information and preliminary information reviewed by management to date. These estimated adjustments remain subject to the completion of the Company’s internal review of its financial results and its independent auditors’ completion of their audit of the Company’s financial statements and potential revisions resulting therefrom, some of which may be material.

In its Annual Report on Form 10-K for the fiscal year ended September 30, 2008 (the “Form 10-K”), the Company will restate its previously filed quarterly financial statements for December 31, 2007, March 30, 2008, and June 30, 2008 to reflect the adjusted accounting treatment for these contracts. We do not expect that we will be able to file our Form 10-K by the applicable December 15, 2008 due date as a result of the significant extra effort involved to transition auditors as previously announced in September 2008 and expect to file with the Securities and Exchange Commission (the “SEC”) to obtain an extension of that date, as permitted by SEC rules. We currently expect to report our final results in the Form 10-K on or about Wednesday, December 24, 2008.

Item 7.01	Regulation FD Disclosure.

See the discussion under Item 4.02(a).

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press Release dated December 11, 2008.

Forward-Looking Statements

Except for statements of historical facts, this Current Report on Form 8-K contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this Current Report on Form 8-K are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this Current Report on Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRAL SYSTEMS, INC.

Dated: December 11, 2008	By:	/s/ WILLIAM M. BAMBARGER, JR.
	Name:	William M. Bambarger, Jr.
	Title:	Chief Financial Officer and Treasurer